Morgan Stanley

1585 BROADWAY, 6th FLOOR

NEW YORK, NEW YORK 10036

June 1,2014

The Huntington Funds

41 South High Street

Columbus, Ohio 43215

RE: Amendment dated as of June 1, 2014 to the Master Securities Loan Agreement and Exclusive Fee Side Letter

Morgan Stanley & Co. LLC (“Morgan Stanley”) and The Huntington Funds (the “Funds”), having previously entered into a Master Securities Loan Agreement dated as of February 21, 2012 (the “Agreement”) and an Exclusive Fee Side Letter to the Agreement dated as of May 22, 2013 (the “Exclusive Fee Side Letter”), agree as follows:

(i)	to replace Schedule I to the Agreement with the attached Schedule I;
(ii)	to replace Exhibit A of the Exclusive Fee Side Letter with the attached Exhibit A;
(iii)	to extend the terms and conditions of the Exclusive Fee Side Letter, for the period commencing June 1, 2014 through August 31, 2014 (the “Lending Period”); and
(iv)	in addition to the Minimum Fee and in consideration for custody services covering monitoring and record-keeping relating to the Exclusive Fee Side Letter, Morgan Stanley agrees to pay The Huntington National Bank on behalf the Funds the fees set out in the attached Exhibit B (the “Transaction Fee”).

Except as otherwise set forth herein, each of the Agreement and Exclusive Fee Side Letter (as amended and superseded from time to time) shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement or Exclusive Fee Side Letter shall be a reference to the Agreement or Exclusive Fee Side Letter as amended hereby.

MORGAN STANLEY & CO. LLC	EACH OF THE HUNTINGTON FUNDS LISTED ON SCHEDULE I AND EXHIBIT A

By:	By:
Name:	Name:
Title:	Title:

Schedule I to the Agreement

(as of June 1, 2014)

Huntington Real Strategies Fund

Huntington Situs Fund

Huntington International Equity Fund

Huntington World Income Fund

Huntington Dividend Capture Fund

Huntington VA Dividend Capture Fund

Huntington Global Select Markets Fund

Huntington VA Situs Fund

Huntington VA International Equity Fund

Huntington VA Mid Corp America Fund

Huntington VA Income Equity Fund

Huntington Mortgage Securities Fund

Exhibit A to the Exclusive Fee Side Letter

(as of June 1, 2014)

Fund Name	Total Asset Value as of 5/12/2014	Minimum Fee
Huntington Real Strategies Fund	$61,485,943	$10,800
Huntington Situs Fund	$333,841,157	$203,500
Huntington International Equity Fund	$163,291,702	$3,600
Huntington World Income Fund	$22,435,849	$12,000
Huntington Dividend Capture Fund	$266,785,386	$7,200
Huntington VA Dividend Capture Fund	$30,678,548	$240
Huntington Global Select Markets Fund	$5,615,655	$240
Huntington VA Situs Fund	$54,079,705	$48,000
Huntington VA International Equity Fund	$21,878,859	$240
Huntington VA Mid Corp America Fund	$12,427,096	$1,200
Huntington VA Income Equity Fund	$11,687,718	$240
Huntington Mortgage Securities Fund	$350,119	$240
TOTALS	$984,557,736	$287,500

Exhibit B to the Exclusive Fee Side Letter

I.) Transaction Fee

$22 per borrow and return, not to exceed an aggregate sum of $12,500 for the Lending Period.

II.) Payment

The above fees will be invoiced monthly. Payment is due within 10 days following calendar month-end.